Exhibit 10.61

Cardtronics, Inc.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
(As of December 31, 2015)

The 2015 compensation paid to our non-employee directors consisted of:

•	an annual award of restricted stock, valued at approximately $130,000 at the time of grant;

•	an annual cash retainer of $60,000, with no additional fees paid for Board and committee meetings attended;

•	an annual cash retainer of $75,000 for the Chairman of the Board;

•	an annual cash retainer of $10,000 for each committee of which the director is a member,; and

•

an additional annual cash retainer of $10,000 for the chair of the Audit, Finance, and Compensation Committee,  and an additional annual cash retainer of $5,000 for the chair of the Nominating and Governance Committee.